Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Reports Strong First Quarter Results

•	Earnings per diluted share totaled $0.25 in the first quarter of fiscal year 2010 versus a $0.07 loss per diluted share reported in the first quarter of fiscal year 2009

•	Net income of $5.4 million exceeds first quarter fiscal year 2009 reported earnings by $7.0 million, despite a 1.9% decline in net sales

•	SD&A costs as a percentage of sales were reduced approximately 380 basis points compared with the prior fiscal year’s first quarter

•	Net cash provided by operating activities improved $18.1 million compared with the first quarter of last fiscal year; debt, net of cash, was reduced $6.0 million during the quarter

•	Amrep, Inc. acquisition is expected to provide $100 million in annualized revenue; management anticipates transaction will be accretive within one year

Atlanta, GA, January 5, 2010 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced financial results for the fiscal quarter ended November 30, 2009. Zep’s reported operating profit totaled $8.8 million during the first quarter of fiscal year 2010 compared with a reported operating loss of $0.8 million in the first quarter of fiscal year 2009. Net cash provided by operating activities during the three months ended November 30, 2009 totaled $7.1 million, an $18.1 million improvement from the three months ended November 30, 2008. Reported operating profit margins for the first fiscal quarters of 2010 and 2009 were 7.0% and (0.6%), respectively. Zep generated net income during the quarter ended November 30, 2009 of $5.4 million, or $0.25 per diluted share, which included $0.2 million, or $0.01 per diluted share, of charges for restructuring activities related primarily to facility consolidations. The Company reported a net loss in the first quarter of the prior year of $1.5 million, or $0.07 per diluted share, which included $1.2 million, or $0.06 per diluted share, of charges for severance-related restructuring activities.

John K. Morgan, Chairman, President and Chief Executive Officer, stated, “During the past year we meaningfully lowered the breakeven point of the business through the execution of sustainable restructuring and cost reduction initiatives. We continue to benefit from and remain committed to those actions, and are pleased to announce substantial earnings and cash flow improvement despite slightly lower comparative first quarter sales. While Company-wide sales volumes have yet to return to pre-recession levels, demand in some of our end markets has stabilized compared with the prior year, and we are seeing sequential improvement in certain markets. The discipline of our associates has allowed us to continue strengthening our balance sheet by reducing our net debt position.”

First Quarter Results

Net sales totaled $126.8 million during the first quarter of fiscal year 2010 compared with $129.2 million in the first quarter of fiscal year 2009, representing a decrease of $2.4 million or 1.9%. During the first quarter, the Company realized higher year-to-date selling prices of approximately $1.0 million, primarily from domestic operations. The Company experienced double-digit year-over-year volume growth in sales to customers accessed through the retail channel. Also, foreign currency translation on international sales favorably impacted total net sales by $2.4 million. Total volume-related declines adversely impacted first quarter net sales by $6.9 million as declining sales volumes to industrial and institutional customers more than offset these aforementioned gains. While demand for Zep’s products in certain of its industrial and institutional end markets, including schools, government, and food, is stabilizing, the Company continues to face challenges within other end markets, including transportation and industrial operations. During the quarter, the Company renegotiated the terms of the Company’s contract with its licensee in France. Terms of the new contract are favorable to Zep. Separately, the Company executed a release agreement with its licensee in France that addressed historical business transactions. The Company received a one-time, $1.1 million payment pursuant to this release agreement, all of which was recognized in our first quarter net sales.

Gross profit margin was 55.1% in the first quarter of fiscal year 2010, representing a 265 basis point improvement from the first quarter of fiscal year 2009 and a 180 basis point improvement from the fourth quarter of fiscal year 2009. Raw material costs in this fiscal year’s first quarter were $3.5 million lower than those experienced in the prior year period, due to both reduced commodity costs and on-going success of sourcing initiatives. Inventories were increased during the quarter in response to promotional sales activities of certain of the Company’s retail customers and an increase in demand for sanitizer products due to concern surrounding the H1N1 virus. The resulting improved manufacturing absorption favorably impacted same-quarter comparative gross margins by approximately 80 basis points. Partially offsetting the benefit of lower raw material costs and improved manufacturing absorption was the impact of higher sales through the retail channel, which adversely affected gross margin by approximately 115 basis points compared with the prior year first quarter.

Zep reduced selling, distribution, and administrative expenses as a percentage of sales by approximately 380 basis points compared with the year-ago period to 47.9% in the first quarter of fiscal year 2010. The Company continued to benefit from previously announced initiatives undertaken to streamline administrative costs, and remains committed to furthering those initiatives in fiscal year 2010. During the first quarter, Zep recorded a pretax restructuring charge of $0.4 million related primarily to costs associated with facility consolidation. Zep conducted first quarter operations with 10.9% fewer non-sales associates compared with the prior year period. While the large majority of these cost structure improvements are permanent, Zep will cease benefiting from certain temporary actions beginning in calendar year 2010. A portion of the matching contribution provided under the Company’s defined contribution plan has been restored, and the Company will reinstate the remainder of the matching benefit beginning January 2010. Additional compensation adjustments, which are merit-based in nature, will become effective that month. In total, the Company expects approximately $2.8 million in annualized costs to return to its overhead structure beginning in calendar year 2010.

Zep’s net cash provided by operating activities totaled $7.1 million during the quarter, an $18.1 million improvement from the prior year period. The $18.1 million improved cash flow generation was driven in part by substantial improvement in year-over-year operating results. At the end of the current fiscal year’s first quarter, the Company was in an income tax payable position due to the above mentioned generation of operating profit, whereas last year the Company recorded income tax receivables until a year-to-date profit was attained during our third quarter. Also, certain uses of cash normally occurring in the first quarter, including but not limited to the payment of incentive program obligations, were shifted to the second quarter of fiscal year 2010. The Company estimates that between $6 million and $7 million of our year-over-year operating cash flow improvement resulted from this timing shift involving the payment of certain liabilities.

Strategic Initiatives Update

Zep continued to grow its core Zep Sales & Service organization in the first quarter by augmenting its sales force with experienced professionals. The Company is also working to empower its sales force with new tools that, once fully developed, will help maximize their ability to evaluate pricing and otherwise improve business transactions. Zep consolidated two facilities during the first quarter, and anticipates consolidation of at least three more locations in fiscal year 2010. Facility consolidations have historically resulted in improved customer service, reduced inventories, and reduced operating costs. The Company continues to pursue new industrial distribution partnerships with its Zep Professional product line and expand upon existing relationships. Beginning in the latter portion of the Company’s second fiscal quarter, the Zep Professional product line will be made available to customers of WW Grainger not only through that distributor’s on-line resources, but also through its catalog and branch network. Zep is experiencing success in growing its Zep Commercial, Enforcer and private branded product lines with both existing and new retail customers, and announced a newly forged relationship with Advance Auto Parts during its first fiscal quarter.

Effective January 4, 2010, Zep acquired Amrep, Inc. for cash consideration of approximately $64.4 million, subject to post-closing working capital adjustments. Amrep, Inc., which is now a wholly-owned subsidiary of Zep Inc., is a specialty chemical formulator and packager focused in the automotive, fleet maintenance, industrial/MRO supply, institutional supply, and motorcycle markets. Further details of this transaction can be found within a related press release issued by Zep on January 5, 2010. Also, this transaction will be discussed during the conference call scheduled for January 6, 2010 described below. Zep remains committed to growing its business acquisitively in a prudent manner.

Mr. Morgan concluded, “We are pleased with our ability to leverage previous and ongoing efforts to increase productivity and streamline the business. While we will continue to manage the business in a manner that assumes there will not be a significant near-term economic recovery of the markets in which we participate, we believe we have a stronger platform for long-term growth and profitability. We are making investments designed to grow the lifeblood of the Company, the Zep rep sales force, and to expand our distribution, retail, and European sales. We believe the acquisition of Amrep will both broaden our access to key strategic markets and presents numerous synergistic opportunities, and we will continue to make investments to execute plans for acquisitive growth. We look forward to continuing our work to create value for all stakeholders, including our customers, our associates, our communities, and, of course, our shareholders.”

* * *

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information that may or may not be referenced in this press release, including adjusted operating profit, adjusted net income, and adjusted diluted earnings per share. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. Moreover, this non-GAAP information may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

A full discussion of the Company’s long-term objectives and financial goals may be found in its Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss the first fiscal quarter’s operating results Wednesday, January 6, 2010 at 9:00 AM ET. The call will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at (913) 905-1085, access code: 8347038. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal year 2009 net sales of over $500 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional, Enforcer®, National Chemical®, and Selig™, some of which have been in existence for more than 100 years. Zep is headquartered in Atlanta, Georgia. Visit the Company’s website at www.zepinc.com.

* * *

This release contains, and other written or oral statements made by or on behalf of us may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we, or the executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company.

Examples of forward-looking statements in this press release include but are not limited to: statements regarding the economic environment and the impact this environment has had or could have on our current and/or future financial results; statements reflecting the belief that benefits from restructuring and cost reduction initiatives are sustainable; statements regarding expectations of future profitability; estimates of costs that may return to our overhead cost structure during fiscal year 2010; statements regarding future facility consolidations; statements regarding investments that may be made in the future to grow the business, either organically or otherwise, or that may be made for other purposes; statements concerning the purchase of Amrep, Inc. including the anticipation that the transaction will be accretive within one year and anticipation that the transaction will provide Zep Inc. with approximately $100 million in annualized revenue; and statements and related estimates concerning the benefits that the execution of our strategic initiatives are expected to have on future financial results.

The Company’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•	customer and supplier relationships and prices;

•	competition;

•	ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•	market demand; and

•	litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2009, which is incorporated herein by reference.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	NOVEMBER 30, 2009	AUGUST 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$16,111	$16,651
Accounts receivable, less reserve for doubtful accounts of $4,902 at November 30, 2009 and $4,955 at August 31, 2009	79,338	85,060
Inventories	43,240	39,618
Deferred income taxes	7,853	7,859
Prepayments and other current assets	7,348	6,772

Total Current Assets	153,890	155,960

Property, Plant, and Equipment, at cost:
Land	3,301	3,289
Buildings and leasehold improvements	56,873	56,191
Machinery and equipment	86,006	84,940

Total Property, Plant, and Equipment	146,180	144,420
Less - Accumulated depreciation and amortization	92,127	89,945

Property, Plant, and Equipment, net	54,053	54,475

Other Assets:
Goodwill and intangible assets	32,186	31,940
Deferred income taxes	6,007	5,989
Other long-term assets	1,373	1,254

Total Other Assets	39,566	39,183

Total Assets	$247,509	$249,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$10,500	$12,000
Accounts payable	37,566	41,062
Accrued compensation	17,412	15,398
Other accrued liabilities	23,145	25,064

Total Current Liabilities	88,623	93,524
Long-Term Debt	23,650	28,650

Deferred Income Taxes	389	371

Self-Insurance Reserves, less current portion	7,656	7,262

Other Long-Term Liabilities	10,313	10,546

Commitments and Contingencies (see Note 5)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 21,262,902 issued and outstanding at November 30, 2009, and 21,159,127 issued and outstanding at August 31, 2009	212	212
Paid-in capital	81,001	80,034
Retained earnings	19,615	15,061
Accumulated other comprehensive income items	16,050	13,958

Total Stockholders’ Equity	116,878	109,265

Total Liabilities and Stockholders’ Equity	$247,509	$249,618

Zep Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED NOVEMBER 30
	2009	2008
Net Sales	$126,751	$129,161
Cost of Products Sold	56,859	61,360

Gross Profit	69,892	67,801
Selling, Distribution, and Administrative Expenses	60,651	66,668
Restructuring Charge	399	1,895

Operating Profit (Loss)	8,842	(762)
Other Expense:
Interest expense, net	269	558
(Gain) Loss on foreign currency transactions	(77)	1,095
Miscellaneous (income) expense, net	(57)	38

Total Other Expense	135	1,691

Income (Loss) before Provision for Income Taxes	8,707	(2,453)
Provision (Benefit) for Income Taxes	3,287	(908)

Net Income (Loss)	$5,420	$(1,545)

Earnings Per Share:
Basic Earnings (Loss) per Share (1)	$0.25	$(0.07)

Basic Weighted Average Number of Shares Outstanding	21,175	20,976

Diluted Earnings (Loss) per Share (1)	$0.25	$(0.07)

Diluted Weighted Average Number of Shares Outstanding	21,400	20,976

Dividends Declared per Share	$0.04	$0.04

(1) The above earnings per share computations reflect our September 1, 2009 adoption of guidance that provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. Holders of certain of our unvested equity awards receive dividend payments, and, therefore those awards qualify as participating securities. In accordance with this newly adopted guidance, Net Income, for the purposes of computing basic and diluted earnings per share of common stock for the three months ended November 30, 2009, has been reduced $0.1 million in recognition of a presumed distribution of earnings to holders of unvested equity awards. This adjustment to net income in the first quarter of fiscal year 2010 effectively reduced basic earnings per share by $0.01, and did not impact the calculation of diluted earnings per share during this quarter. As the Company reported a net loss in the first quarter of fiscal year 2009, that quarter’s basic and diluted earnings per share computations remain unaffected by the adoption of this guidance.

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	THREE MONTHS ENDED NOVEMBER 30
	2009	2008
Cash Provided by (Used for) Operating Activities:
Net income (loss)	$5,420	$(1,545)
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	1,790	1,705
Excess tax benefits from share-based payments	(115)	(731)
Other non-cash charges	800	498
Deferred income taxes	6	(29)
Change in assets and liabilities, net of effect of acquisitions and divestitures -
Accounts receivable	6,920	10,599
Inventories	(3,216)	(2,031)
Prepayments and other current assets	(412)	(377)
Accounts payable	(3,902)	(7,087)
Accrued compensation and other current liabilities	(271)	(12,593)
Self insurance and other long-term liabilities	162	684
Other assets	(105)	(130)

Net Cash Provided by (Used for) Operating Activities	7,077	(11,037)

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(1,057)	(2,037)
Other investing activities	—	107

Net Cash Used for Investing Activities	(1,057)	(1,930)

Cash Provided by (Used for) Financing Activities:
Proceeds from revolving credit facility	37,900	27,300
Repayments of borrowings from revolving credit facility	(44,400)	(20,000)
Employee stock issuances	90	122
Excess tax benefits from share-based payments	114	731
Dividend payments	(866)	(893)

Net Cash (Used for) Provided by Financing Activities	(7,162)	7,260

Effect of Exchange Rate Changes on Cash	602	(1,656)

Net Change in Cash and Cash Equivalents	(540)	(7,363)
Cash and Cash Equivalents at Beginning of Period	16,651	14,528

Cash and Cash Equivalents at End of Period	$16,111	$7,165

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(In thousands, except per-share data)

	Three Months Ended November 30
	2009	2008
Reported (GAAP) Operating Profit	$8,842	$(762)
Restructuring Charges(a)	399	1,895

Adjusted Operating Profit(b)	$9,241	$1,133

Reported (GAAP) Net Income	$5,420	$(1,545)
Restructuring Charges, net of tax(a)	248	1,175

Adjusted Net Income (b)	$5,668	$(370)

Reported (GAAP) Diluted Earnings Per Share	$0.25	$(0.07)
Restructuring Charges, net of tax(a)	0.01	0.06

Adjusted Diluted Earnings Per Share (b)	$0.26	$(0.01)

(a)

In the first quarter of fiscal year 2010, Zep recorded a pretax restructuring charge of $0.4 million for costs associated facility consolidations. During the first quarter of fiscal year 2009, Zep’s management initiated actions necessary to reduce non-sales headcount by 5%. Accordingly, we recorded a net pretax charge of $1.9 million during the three months ended November 30, 2008. This charge was entirely composed of severance related costs. We believe it is useful to exclude restructuring charges from reported results as they are unrelated to our core operating performance.

(b)

These non-GAAP financial measures are provided to allow investors to more clearly evaluate operating performance and business trends. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results, and, therefore, may not be useful in making certain decisions, including but not limited to certain decisions concerning capital and other investments.